Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 1st QUARTER 2008 RESULTS;

PROVIDES 2nd QUARTER AND UPDATED FULL YEAR 2008 OUTLOOK

BOCA RATON, Fla., April 30, 2008 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2008. Highlights of the results include:

❑	First quarter over year earlier period:

•	Site leasing revenue growth of 16.8%

•	Tower cash flow growth of 21.4%

•	Operating income growth of $4.6 million

•	Net loss decreased from $16.4 million to $14.6 million

•	Adjusted EBITDA growth of 25.4%

•	Equity Free Cash Flow per share growth of 52.2%

❑	Net debt / Annualized Adjusted EBITDA leverage ratio drops from 8.0x at December 31, 2007 to 7.3x at March 31, 2008

❑	Increased full year 2008 Outlook

Operating Results

Total revenues in the first quarter of 2008 were $109.9 million, compared to $95.8 million in the year earlier period, an increase of 14.7%. Site leasing revenue of $89.4 million was up 16.8% over the year earlier period and site leasing segment operating profit (as defined below) of $67.3 million was up 20.4% over the year earlier period. Site leasing contributed 96.6% of the Company’s total segment operating profit in the first quarter of 2008.

Tower Cash Flow (as defined below) for the quarter ended March 31, 2008, was $67.7 million, a 21.4% increase over the year earlier period. Tower Cash Flow margin for the three months ended March 31, 2008 was 77.5%, compared to 75.2% in the year earlier period.

Site development revenues were $20.5 million in the first quarter of 2008 compared to $19.3 million in the year earlier period, a 6.4% increase. Site development segment operating profit margin was 11.5% in the first quarter of 2008, compared to 12.5% in the year earlier period.

Selling, general and administrative expenses were $10.5 million in the first quarter of 2008, compared to $10.8 million in the year earlier period. Included in selling, general and administrative expenses in the current period was $0.9 million of one-time net benefits associated with the reduction of accruals that were originally recorded at estimated amounts. Also included in selling, general and administrative expenses were non-cash compensation charges of $1.4 million in both the first quarter of 2008 and the first quarter of 2007. Net loss for the first quarter of 2008 was $14.6 million or $0.13 per share, compared to a net loss of $16.4 million or $0.16 per share in the year earlier period. Included in net loss is a $2.5 million, other-than-temporary impairment charge associated with the Company’s auction rate securities. Excluding such charge, net loss per share was $0.11. At March 31, 2008, such securities had a par value of $29.8 million and a fair value of $11.8 million.

Adjusted EBITDA (as defined below) in the first quarter was $61.5 million, compared to $49.0 million in the year earlier period, a 25.4% increase. Adjusted EBITDA margin was 56.9% in the first quarter of 2008 compared to 52.5% in the year earlier period.

Net cash interest expense, excluding amortization of deferred financing fees and the impact of interest rate hedging was $21.7 million in the first quarter of 2008, compared to $21.9 million in the year earlier period.

Equity free cash flow (as defined below) for the quarter ended March 31, 2008 was $38.3 million compared to $24.7 million in the year earlier period. Equity free cash flow per share was $0.35 in the quarter ended March 31, 2008 compared to $0.23 per share in the year earlier period, an increase of 52.2%.

“We are off to a great start to what we believe will be another strong year for SBA,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Overall customer demand for additional tower space continues to be robust. Our backlog of pending lease applications is at a multi-year high, boding well for the remainder of 2008. We have also been very busy adding towers to our portfolio and as a result we expect to exceed the high end of our portfolio growth goals for 2008. The combination of strong organic demand and portfolio growth has allowed us to increase our full year 2008 Outlook. Longer term, we are very encouraged by the recent spectrum auctions and the material growth in wireless data services being delivered by our customers. We believe that both will have a positive impact on future demand for our tower space and services. We believe we are very well positioned to continue to produce material growth in equity free cash flow per share.”

Investing Activities

During the first quarter of 2008, SBA purchased 88 towers and built 20 towers, and as of March 31, 2008, SBA owned 6,325 towers. The 88 towers were purchased for an aggregate cash payment of $44.1 million. Total cash capital expenditures for the first quarter of 2008 were $58.7 million, consisting of $1.2 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $57.5 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease buyouts). During the first quarter, the Company spent $4.4 million purchasing land and easements, and extending lease terms with respect to land underlying its towers.

On March 19, 2008, the Company entered into an agreement with TowerCo LLC under which it is anticipated that SBA will acquire up to 444 wireless communications towers for up to $200.0 million. The specific number of towers and final purchase price will be determined at closing. The Company expects to fund the purchase price with cash on hand and a draw from its $335.0 million senior secured revolving credit facility. The Company anticipates that this acquisition will be consummated by May 30, 2008.

Since March 31, 2008, SBA has purchased 40 additional towers. The 40 towers were purchased for an aggregate amount of $21.4 million, all of which was paid in cash. The Company has agreed to purchase up to 579 additional towers (including those from TowerCo LLC) for an aggregate amount of up to approximately $262.5 million. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2008.

Financing Activities and Liquidity

SBA ended the first quarter with $1.555 billion of commercial mortgage-backed pass-through certificates outstanding, $350.0 million of 0.375% Convertible Senior Notes, $40.0 million borrowed under the Company’s $335.0 million senior secured revolving credit facility and net debt of $1.8 billion. At March 31, 2008, cash and cash equivalents and short-term restricted cash was approximately $162.7 million. At March 31 2008, the Company’s net debt and net secured debt to Annualized Adjusted EBITDA leverage ratios were 7.3x and 5.8x, respectively. The Company’s auction rate securities are not counted in the Company’s liquidity and net-debt calculations.

On January 18, 2008, the Company entered into a $285.0 million, three-year senior secured revolving credit facility, which was increased to $335.0 million on March 5, 2008. Amounts borrowed under the facility can only be used for the construction or acquisition of towers or for ground lease buyouts, and these amounts will accrue interest at Libor plus a margin that ranges from 150 basis points to 300 basis points or at a Base Rate plus a margin that ranges from 50 basis points to 200 basis points, based on the Borrower’s leverage. As of the date of this press release, availability under the credit facility was approximately $227.5 million of which $20.0 million is currently outstanding.

Outlook

The Company is providing its second quarter 2008 and its updated Full Year 2008 Outlook for anticipated results. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended June 30, 2008			Full Year 2008
	($’s in millions)
Site leasing revenue	$92.0	to	$94.0	$370.0	to	$390.0
Site development revenue	$18.0	to	$20.0	$80.0	to	$90.0
Total revenues	$110.0	to	$114.0	$450.0	to	$480.0
Tower cash flow	$69.5	to	$71.5	$284.0	to	$294.0
Adjusted EBITDA	$62.0	to	$64.0	$257.0	to	$267.0
Net cash interest expense(1)	$23.0	to	$24.0	$93.0	to	$96.0
Cash taxes paid	$0.4	to	$0.6	$2.0	to	$3.0
Non-discretionary cash capital expenditures(2)	$1.5	to	$2.5	$5.5	to	$7.5
Equity free cash flow(3)	$34.9	to	$39.1	$150.5	to	$166.5
Discretionary cash capital expenditures(4)	$275.0	to	$285.0	$355.0	to	$375.0

(1)	Excludes amortization of deferred financing fees and impact of interest rate hedging.
(2)	Consists of tower maintenance and general corporate capital expenditures.
(3)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earnouts and ground lease purchases. We plan on building 80 to 100 new towers in 2008 for our ownership. Second quarter and full year expenditure guidance includes cash expenditures related to pending acquisitions described above.

Conference Call Information

SBA Communications Corporation will host a conference call Thursday, May 1, 2008 at 10:00 A.M. EDT to discuss the quarterly results. The call may be accessed as follows:

When:	Thursday, May 1, 2008 at 10:00 A.M. Eastern Daylight Time
Dial-in number:	(888) 428-4480
Conference call name:	“SBA First Quarter Results”
Replay:	May 1, 2008 at 12:00 P.M. through May 15, 2008 at 11:59 P.M.
Number:	(800) 475-6701
Access Code:	918953
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company's prospects for 2008 and its expectations regarding customer demand and activity and its affect on the Company's backlog, site leasing revenues, organic growth, portfolio growth, and growth in equity free cash flow per share; (ii) the Company’s belief regarding the impact of the recent spectrum auctions on future demand for our tower space and services, (iii) the Company’s financial and operational guidance for the second quarter of 2008 and full year 2008; (iv) the Company’s expectations regarding its ability to consummate pending tower acquisitions, including timing and source of funds; and (v) the Company’s expectations regarding building 80 to 100 new towers in 2008. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's annual report on Form 10-K filed with the Commission on February 28, 2008. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company's expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company's ability to secure and retain as many site leasing tenants as planned at anticipated lease rates, (3) the impact, if any, of consolidation among wireless service providers, (4) the Company's ability to secure and deliver anticipated services business at contemplated margins, (5) the Company's ability to maintain expenses and cash capital expenditures at appropriate levels for our business, (6) the Company's ability to build 80 to 100 towers in 2008, (7) the Company's ability to acquire towers and land underneath towers on terms that are accretive, (8) our ability to realize economies of scale from our tower portfolio, (9) our ability to comply with covenants and the terms of our credit instruments, (10) market conditions that may affect the liquidity of the Company’s short-term investments, (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (12) the continued dependence on towers and outsourced site development services by the wireless carriers.

With respect to its expectations regarding pending tower acquisitions, these factors also include satisfactorily completing due diligence and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company's plan for new builds, these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis. Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 35,000 antenna sites in the United States.

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation, accretion or amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site leasing segment		Site development segment
	For the three months ended March 31,		For the three months ended March 31,
	2008	2007	2008	2007
	(in thousands)
Segment revenue	$89,375	$76,510	$20,542	$19,298
Segment cost of revenue (excluding depreciation, accretion and amortization)	(22,047)	(20,588)	(18,188)	(16,878)

Segment operating profit	$67,328	$55,922	$2,354	$2,420

Segment operating profit margin (1)	75.3%	73.1%	11.5%	12.5%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our second quarter 2008 and full year 2008 Outlook includes disclosures regarding Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with our new senior secured revolving credit facility. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically these measurements do not include leasing revenue of a non-cash nature and ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

The reconciliation of Tower Cash Flow is as follows:

	For the three months ended March 31,
	2008	2007
	(in thousands)
Site leasing revenue	$89,375	$76,510
Site leasing cost of revenue (excluding depreciation, accretion and amortization)	(22,047)	(20,588)

Site leasing segment operating profit	67,328	55,922
Non-cash leasing revenue	(1,996)	(2,396)
Non-cash ground lease expense	2,352	2,242

Tower Cash Flow(1)	$67,684	$55,768

(1)	Tower Cash Flow for the three months ended June 30, 2008 and fiscal year 2008 will be calculated in the same manner.

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended March 31,
	2008	2007
	(in thousands)
Site leasing revenue	$89,375	$76,510
Non-cash leasing revenue	(1,996)	(2,396)

Site leasing revenue minus non-cash revenue	$87,379	$74,114

Tower Cash Flow	$67,684	$55,768

Tower Cash Flow Margin(1)	77.5%	75.2%

(1)	Tower Cash Flow Margin for the three months ended June 30, 2008 and fiscal year 2008 will be calculated in the same manner.

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release, including our second quarter 2008 and full year 2008 Outlook, includes disclosures regarding Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as net loss excluding the impact of net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, loss from write-off of deferred financing fees and extinguishment of debt, other income and expense (including in the first quarter of 2008 the $2.5 million other-than-temporary impairment charge on the Company’s auction rate securities), non-cash leasing revenue, non-cash ground lease expense, and one-time costs related to transition and integration costs in connection with the AAT acquisition. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the sum of total revenue minus non-cash leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with our new senior secured revolving credit facility. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and the Adjusted EBITDA Margin have certain material limitations, including the following:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* They do not include depreciation, accretion and amortization expense. As we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations;

* They do not include provision for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations;

* They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense/income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

* They do not include one-time costs related to transition and integration costs incurred in connection with the AAT acquisition. Because these items are indicative of actual expenses incurred by the Company, any measure that excludes these costs has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

	For the three months ended March 31,
	2008	2007
	(in thousands)
Net loss	$(14,634)	$(16,394)
Interest income	(2,098)	(1,226)
Interest expense	26,144	24,788
Depreciation, accretion and amortization	47,353	40,293
Provision for taxes(1)	446	327
Non-cash compensation	1,535	1,417
Non-cash leasing revenue	(1,996)	(2,396)
Non-cash ground lease expense	2,352	2,242
Other	2,348	(35)
AAT one-time transition and integration expenses	—	5

Adjusted EBITDA(2)	$61,450	$49,021

Annualized Adjusted EBITDA(3)	$245,800	$196,084

(1)

For the three months ended March 31, 2008 and March 31, 2007, these amounts included $368 and $235, respectively, of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.

(2)	Adjusted EBITDA for the three months ended June 30, 2008 and fiscal year 2008 will be calculated in the same manner.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended March 31,
	2008	2007
	(in thousands)
Total revenues	$109,917	$95,808
Non-cash leasing revenue	(1,996)	(2,396)

Total revenue minus non-cash revenue	$107,921	$93,412

Adjusted EBITDA	$61,450	$49,021

Adjusted EBITDA Margin(1)	56.9%	52.5%

(1)	Adjusted EBITDA Margin for the three months ended June 30, 2008 and fiscal year 2008 will be calculated in the same manner.

Net Debt and Leverage Ratio

This press release includes disclosures regarding Net Debt and Leverage Ratio. Net Debt is defined as debt minus cash and cash equivalents and short-term restricted cash. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition. The non-GAAP measurements of Net Debt and Leverage Ratio have certain material limitations. Specifically these measurements exclude cash and cash equivalents and short-term restricted cash thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt and our Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Debt and Leverage Ratio are as follows:

	March 31, 2008
	(in thousands)
Long-term debt	$1,945,000
Less:
Cash and cash equivalents and short-term restricted cash	(162,722)

Net debt	1,782,278
Divided by:
Annualized Adjusted EBITDA	245,800

Leverage ratio	7.3	x

Net Secured Debt and Secured Leverage Ratio

This press release includes disclosures regarding Net Secured Debt and Secured Leverage Ratio. Net Secured Debt is defined as debt minus unsecured debt and cash and cash equivalents and short-term restricted cash. Secured Leverage Ratio is defined as Net Secured Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition and are used by lenders to evaluate potential borrowing capacity. The non-GAAP measurements of Net Secured Debt and Secured Leverage Ratio have certain material limitations. Specifically these measurements exclude unsecured debt and cash and cash equivalents and short-term restricted cash thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis and because we are obligated to repay our unsecured debt upon its final maturity, these measures may have material limitations. In addition, since a component of our Secured Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Secured Debt and our Secured Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Secured Debt and Secured Leverage Ratio are as follows:

	March 31, 2008
	(in thousands)
Long-term debt	$1,945,000
Less:
Unsecured long-term debt	(350,000)

Secured long-term debt	1,595,000
Cash and cash equivalents and short-term restricted cash	(162,722)

Net secured debt	1,432,278
Divided by:
Annualized Adjusted EBITDA	245,800

Secured leverage ratio	5.8	x

Net Cash Interest Expense

This press release, including our second quarter 2008 and full year 2008 Outlook, also includes disclosures regarding Net Cash Interest Expense which is a non-GAAP financial measure. Net Cash Interest Expense is defined as interest expense less interest income and increased by the impact of interest rate hedging.

The reconciliation of Net Cash Interest Expense is as follows:

	For the three months ended March 31,
	2008	2007
	( in thousands)
Interest expense(1)	$23,655	$22,996
Impact of interest rate hedging	140	142
Interest income	(2,098)	(1,226)

Net cash interest expense	$21,697	$21,912

(1)	Excludes amortization of deferred financing fees.

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release, including our second quarter 2008 and full year 2008 Outlook, also includes disclosures regarding Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The use of Equity Free Cash Flow and Equity Free Cash Flow Per Share has certain material limitations. Specifically these measurements do not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculations of Equity Free Cash Flow and Equity Free Cash Flow Per Share are based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for these limitations by using Equity Free Cash Flow and Equity Free Cash Flow Per Share as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The reconciliation of Equity Free Cash Flow is as follows:

	For the three months ended March 31,
	2008	2007
	( in thousands)
Adjusted EBITDA	$61,450	$49,021
Net cash interest expense(1)	(21,697)	(21,912)
Non-discretionary cash capital expenditures	(1,173)	(1,534)
Cash taxes paid	(314)	(830)

Equity free cash flow(2)	$38,266	$24,745

(1)	Excludes amortization of deferred financing fees and the impact of interest rate hedging.
(2)	Equity Free Cash Flow for the three months ended June 30, 2008 and fiscal year 2008 will be calculated in the same manner.

The calculation of Equity Free Cash Flow Per Share is as follows:

	For the three months ended March 31,
	2008	2007
	(in thousands except per share amounts)
Equity Free Cash Flow	$38,266	$24,745
Divided by:
Weighted average number of common shares	108,469	105,666

Equity Free Cash Flow Per Share	$0.35	$0.23

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

(unaudited)

	For the three months ended March 31,
	2008	2007
Revenues:
Site leasing	$89,375	$76,510
Site development	20,542	19,298

Total revenues	109,917	95,808

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Site leasing	22,047	20,588
Site development	18,188	16,878
Selling, general and administrative (1)	10,491	10,824
Depreciation, accretion and amortization	47,353	40,293

Total operating expenses	98,079	88,583

Operating income	11,838	7,225

Other income (expense):
Interest income	2,098	1,226
Interest expense(2)	(23,655)	(22,996)
Amortization of deferred financing fees	(2,489)	(1,792)
Other (expense) income	(2,348)	35

Total other expense	(26,394)	(23,527)

Loss before provision for income taxes	(14,556)	(16,302)
Provision for income taxes	(78)	(92)

Net loss	$(14,634)	$(16,394)

Basic and diluted loss per common share	$(0.13)	$(0.16)

Weighted average number of common shares	108,469	105,666

	For the three months ended March 31,
	2008	2007
Other Data:
Tower Cash Flow	$67,684	$55,768

Adjusted EBITDA	$61,450	$49,021

Equity Free Cash Flow	$38,266	$24,745

(1)	Includes $1,449 and $1,354 of non-cash compensation for the three months ended March 31, 2008 and 2007, respectively.
(2)	Includes $140 and $142 of impact of interest rate hedges for the three months ended March 31, 2008 and 2007, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$126,983	$70,272
Short-term investments	11,787	55,142
Restricted cash	35,739	37,601
Accounts receivable, net of allowances of $827 and $1,186 in 2008 and 2007, respectively	16,369	20,183
Other current assets	28,657	30,014

Total current assets	219,535	213,212

Property and equipment, net	1,197,094	1,191,969
Intangible assets, net	876,096	868,999
Deferred financing fees, net	33,788	33,578
Other long-term assets	80,389	76,565

Total assets	$2,406,902	$2,384,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$26,084	$32,321
Interest payable	3,861	3,499
Other current liabilities	38,890	40,350

Total current liabilities	68,835	76,170

Long-term liabilities:
Long-term debt	1,945,000	1,905,000
Deferred revenue	11,888	12,919
Other long-term liabilities	55,292	52,843

Total long-term liabilities	2,012,180	1,970,762

Shareholders’ equity	325,887	337,391

Total liabilities and shareholders’ equity	$2,406,902	$2,384,323

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(14,634)	$(16,394)
Depreciation, accretion and amortization	47,353	40,293
Other non-cash items reflected in Statements of Operations	6,039	3,049
Changes in operating assets and liabilities	(4,013)	(400)

Net cash provided by operating activities	34,745	26,548

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of short-term investments	40,900	—
Capital expenditures	(8,362)	(5,771)
Acquisitions and related earn-outs	(50,382)	(51,804)
Proceeds from sale of fixed assets	20	25
Payment of restricted cash relating to tower removal obligations	(617)	(257)

Net cash used in investing activities	(18,441)	(57,807)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of 0.375% convertible senior notes, net of fees paid	—	342,125
Payment for repurchase of shares	—	(91,236)
Payment for purchase of convertible note hedges	—	(77,200)
Proceeds from issuance of warrants	—	27,261
Borrowings under senior credit agreement	40,000	—
Release of restricted cash relating to CMBS Notes	1,879	1,580
Deferred financing fees paid relating to CMBS Notes and senior credit agreement	(3,173)	(314)
Proceeds from employee stock purchase/option plans	1,701	2,379

Net cash provided by financing activities	40,407	204,595

NET INCREASE IN CASH AND CASH EQUIVALENTS	56,711	173,336
CASH AND CASH EQUIVALENTS:
Beginning of period	70,272	46,148

End of period	$126,983	$219,484

	For the three months ended March 31, 2008	For the three months ended March 31, 2007
	(in thousands)
SELECTED CASH CAPITAL EXPENDITURE DETAIL:
Tower new build construction	$6,069	$2,748

Operating tower construction:
Tower upgrades/augmentations	1,120	1,489
Maintenance/improvement capital expenditures	979	1,024

	2,099	2,513

General corporate expenditures	194	510

	$8,362	$5,771